Exhibit 23

                      Consents of Independent
                        Public Accountants







                      CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC
                            ACCOUNTANTS


 We do hereby consent to the incorporation by reference in the Registration Statement of UgoMedia Interactive Corporation on Form 10-SB, of our report dated May 11, 2001 and updated June 20, 2001, on our audit of the financial statements of UgoMedia Interactive Corporation as of March 31, 2001 and September 30, 2000 and for the periods October 1, 2000 to March 31,
 2001 and August 22, 2000 to March 31, 2001, which report is included in the General Form for Registration of Securities of Small Business Issuers on Form 10-SB.




 /s/ Chavez & Koch, CPA's, Ltd.
 -------------------------------
 Chavez & Koch, CPA's, Ltd.

 June 20, 2001
 Henderson, Nevada